Exhibit 10.1

KIMBALL INTERNATIONAL, INC.

RESTRICTED SHARE UNIT AWARD AGREEMENT
THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (“Agreement”), dated the ____ day of ___________, 2014 (“Award Date”), is granted by KIMBALL INTERNATIONAL, INC., an Indiana corporation, (“Company”) to _________________ (“Employee”) pursuant to the terms of the Company’s Amended and Restated 2003 Stock Option and Incentive Plan (“Plan”).

WHEREAS, the Board of Directors and Compensation and Governance Committee of the Company (“Committee”) believe it to be in the best interests of the Company and its share owners for its officers and other key employees to obtain or increase their stock ownership interest in the Company in order that they will thus have a greater incentive to work for and manage the Company's affairs in such a way that its shares may become more valuable; thereby aligning the personal interests of officers and key employees with those of the Company's share owners; and

WHEREAS, the Employee is employed by the Company or one of its subsidiaries as an officer or key employee;

NOW THEREFORE, in consideration of these premises and of services to be performed by the Employee, the Company hereby grants this Restricted Share Unit Award to the Employee on the terms and conditions hereinafter expressed and subject to the terms of the Plan.

1.	UNIT AWARD
The Company hereby grants to the Employee the right to receive a total of __________ ( ) shares of Common Stock of the Company, previously known as Class B shares (“Common Stock”), subject to the terms and conditions set forth in this Agreement and the Plan (“Award”).

2.	VESTING

A.	The Award shall vest as follows: ___ shares on June 30, 2015, ____ shares on June 30, 2016 and ____ shares on June 30, 2017 (each “Vesting Date”), subject to the following:

(i)
If the Employee ceases “Continuous Service” for any reason, other than death, “Retirement,” or “Disability,” as defined below, before a Vesting Date, the Employee's rights with respect to the unvested portion of the Award will terminate.

(ii)	For purposes herein:

(a)
“Continuous Service” means the absence of any interruption or termination of service as an employee of the Company. Service will not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of an Employee’s transfer between the Company and an affiliate or any successor to the Company.

(b)
“Retirement” shall mean voluntarily retiring from the Company after reaching age 62; provided, however, that such retirement must result in a separation of service, as defined in Section 409A of the Internal Revenue Code of 1986, as amended. “Separation from Service” shall mean a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury regulation section 1.409A-1(h) and shall mean with respect to an Employee, the complete termination of the employment relationship between the Employee and the Company and/or all affiliated employers within the meaning of Code Section 414(b) or (c), for any reason other than death.

(c)	“Disability” means the Employee has a physical or mental impairment that would entitle the Employee to benefits under the Company's long-term disability.

(iii)
If, during any fiscal year, an Employee ceases Continuous Service because of Death, Disability, or Retirement, the Employee’s shares are determined by multiplying the Restricted Share Units that would otherwise vest on the next Vesting Date within the current fiscal year by a fraction determined by:

•
Numerator = number of months in the current fiscal year that the Employee was a full time and eligible Employee, including the month in which the termination of employment or eligibility ends, which shall be considered a full month.

•	Denominator = 12 months
All other unvested Restricted Share Units shall be forfeited.

B.	Notwithstanding anything to the contrary set forth in the Plan or this Agreement, the Employee shall forfeit any undistributed Units awarded hereunder in the event that:

(i)
The Employee is discharged by the Company from his or her employment with Company for Cause. For purposes herein, “Cause” shall mean, with respect to termination of Employee's employment by the Company, one or more of the following occurrences: (i) Employee's willful and continued failure to perform substantially the duties of Employee's position or to follow lawful instructions of a senior executive or the Board of Directors, if such failure continues for a period of five days after the Company delivers to Employee a written notice identifying such failure; (ii) Employee's conviction of a felony or of another crime that reflects adversely on the Company; or (iii) Employee’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude; or

(ii)
The Employee breaches any of his or her employee and ancillary agreements, including without limitation, any confidentiality or non-solicitation obligation documented by agreement (collectively, “Employee Agreement”). In addition, for purposes herein, an Employee shall be deemed to have breached an Employee Agreement if the Employee seeks judicial intervention to limit or nullify the terms of such agreement.

C.
In the event that an Employee has received a distribution under this Plan and within twelve (12) months after a date of distribution to the Employee, (a) the Company identifies facts that result in or, in the event of distribution as a result of Retirement or Disability, would have resulted in a termination for Cause or (b) the Employee breaches an Employee Agreement, then, in addition to the forfeiture under Section B, the Employee agrees to repay the value of such distribution made under this Award within thirty (30) days of the date of written demand by the Company (“Clawback Amount”).

3.	PHANTOM DIVIDENDS
For any dividends declared and paid by the Company on the Common Stock, the same amount of dividends shall be credited to the Award (“Phantom Dividends”) and subject to the vesting schedule under Section 2 above. The amount of such Phantom Dividends shall be accumulated (“Accumulated Phantom Dividends”) during the period commencing on the date of the Award and ending on the Vesting Date. Upon payment of the Award, such amount of Accumulated Phantom Dividends shall be granted to the Employee in shares of Common Stock. The number of such shares to be granted shall be determined by dividing the Accumulated Phantom Dividends by the Market Value of the Common Stock on the Vesting Date, rounded up to the nearest whole share. “Market Value” means, with respect to any Share of Common Stock, the closing sales price of one Share of Common Stock for the market trading day on the date of the determination (or if no sales of Shares of Common Stock were reported on that date, on the last trading day on which sales of Shares of Common Stock were reported) on The NASDAQ Stock Market LLC (“NASDAQ”), or, if the Shares of Common Stock are not then listed on NASDAQ, on the principal exchange on which the Shares of Common Stock are then listed for trading, or, if no Shares of Common Stock are then listed for trading on any exchange, the mean between the last reported “bid” and “asked” prices of one Share of Common Stock, as reported by an over-the-counter market or by any other customary financial reporting service or system then in use, for the market trading day on the date of determination (or if there were no “bid” or “asked” prices reported on that date, on the last trading day on which “bid” and “asked” prices were reported), or, if no such reported prices are available, the fair market value on such date of one Share of Common Stock as the Committee shall determine consistently with the standards for determining fair market value under Code section 409A and its interpretive regulations.

4.	DELIVERY OF SHARES
The shares granted by the Award will be delivered, without restriction, to the Employee as soon as practical after the applicable Vesting Date, but no later than thirty (30) days after the applicable Vesting Date. The Award will be payable in Common Stock.

5.	TAXES
The payment of the Award at the applicable Vesting Date, under current applicable laws, will result in various Federal and/or State taxes becoming due, including, but not limited to, income and social security. The Employee is responsible for the timely payment of these taxes, and provision will be made by the Company to satisfy these obligations by withholding of shares equal in value to the minimum amount of federal, state and local taxes required by the taxing authorities.

6.	AMENDMENT
In the event any new modifications or changes are made to existing laws that render any or all of this Agreement illegal or unenforceable, this Agreement may be amended to the extent necessary in order to carry out the intention of the Award to the Employee.

7.	PLAN CONTROLLING
The Award is subject to all of the terms and conditions of the Plan except to the extent that those terms and conditions are supplemented or modified by this Agreement, as authorized by the Plan. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan. All determinations and interpretations of the Committee shall be binding and conclusive upon the Employee and his or her legal representatives.

8.	QUALIFICATION OF RIGHTS
Neither this Agreement nor the existence of the Award shall be construed as giving the Employee any right (a) to be retained as an employee of the Company; or (b) as a shareholder with respect to the shares of Common Stock underlying the Award until the certificates for the Common Stock have been issued and delivered to the Employee.

9.	GOVERNING LAW

A.	This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

B.
The Plan and Award are intended to comply with Code Section 409A, to the extent applicable, and it shall be interpreted and administered in accordance with such intent. Notwithstanding any provisions in the Plan to the contrary, to the extent that the Company has any stock which is publicly traded on an established securities market or otherwise, any Award that is subject to Section 409A, if an Employee who is a Specified Employee Separates from Service for any reason other than death or Total Disability, then distribution of the Employee’s Vested Accounts shall not commence earlier than six (6) months after the date of his Separation from Service. Payments delayed by the preceding sentence shall be accumulated and paid on the earliest administratively feasible date permitted by such sentence. “Specified Employee” shall mean an individual who, at the time of his Separation from Service, is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and Treasury regulation section 1.409A-1(i). For purposes of the preceding sentence, the “specified employee identification date” shall be December 31 (of the prior Plan Year) and the “specified employee effective date” shall be the following April 1.

10.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

A.	The Employee represents and warrants that he or she has received and reviewed a Plan Memorandum, which summarizes the provisions of the Plan.

B.
The Company makes no representations or warranties as to the tax consequences of and benefits vested or payable under this Award, and in no event shall Company be responsible or liable for any taxes, penalties or interest assessed against the Employee for any benefit or payment provided under this Award.

11.	SUCCESSORS AND ASSIGNS
This agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

12.	WAIVER
The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.	TITLES
Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

IN WITNESS WHEREOF, the Company has caused the execution hereof by its duly authorized officer and Employee has agreed to the terms and conditions of this Agreement, all as of the day and date first above written.

Kimball International, Inc.

By:	/s/ Julia Heitz Cassidy
JULIA HEITZ CASSIDY Vice President, General Counsel, Secretary Kimball International, Inc.

The undersigned employee has read, acknowledged and accepts the terms of the Award and the Plan.

Employee Signature	Date